SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 13, 2017 by and among
CHANGE FINANCE, PBC
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Change Finance U.S. Large Cap Fossil Fuel Free ETF	$20,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
Change Finance ESG International Fossil Free ETF	$25,000	0.04% on the first $250 million; 0.035% on the next $250 million; and 0.03% on net assets in excess of $500 million

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 29, 2021.

CHANGE FINANCE, PBC By: /s/ Dorrit Lowsen Name: Dorrit Lowsen Title: President & COO
VIDENT INVESTMENT ADVISORY, LLC By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
ETF SERIES SOLUTIONS By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President and Secretary